Exhibit 99.1

Contact:
John Mills
Integrated Corporate Relations, Inc.
(310) 395-2215
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FILING OF FIRST
AND SECOND QUARTER 10-Q REPORTS
•	Conference Call Scheduled for October 3, 2005 at 2:00 p.m. (Pacific); Simultaneous Webcast at www.big5sportinggoods.com
EL SEGUNDO, Calif., — September 30, 2005 — Big 5 Sporting Goods Corporation (NASDAQ: BGFVE), a leading sporting goods retailer, announced today that it has filed its Quarterly Reports on Form 10-Q for the first and second quarters of fiscal 2005 with the Securities and Exchange Commission. The Company previously announced that it had received an extension from the Nasdaq Listing Qualifications Panel until September 30, 2005 to file these Quarterly Reports. Having become current with its SEC filings, the Company expects that the fifth character “E” will soon be removed from its trading symbol on the Nasdaq Stock Market and its trading symbol will be restored to BGFV.
The Forms 10-Q filed by the Company include financial results for the fiscal 2005 first and second quarters and the twenty-six weeks ended July 3, 2005.
First Quarter Results
For the fiscal 2005 first quarter, net sales increased 4.5% to $190.1 million from net sales, as previously restated, of $181.9 million in the first quarter of fiscal 2004. Same store sales for the period increased 1.8% versus the same 13-week period last year, representing the Company’s 37th consecutive quarter of same store sales growth over comparable prior periods. Net income for the first quarter of fiscal 2005 decreased to $6.4 million, or $0.28 per diluted share, compared to previously restated net income of $7.9 million, or $0.34 per diluted share, in the same period last year. Prior to completing the restatement of prior period financial statements, the Company had announced preliminary net income of $7.2 million, or $0.32 per diluted share, for the fiscal 2005 first quarter.
First quarter fiscal 2005 results included charges totaling $0.8 million (pretax), or $0.02 per diluted share, associated with legal and audit fees related to the Company’s restatement and a flood loss at one of the Company’s store locations. These charges were not reflected in the preliminary net income previously announced by the Company.
Additionally, first quarter fiscal 2005 results were impacted by the establishment of new allowances relating to inventory as part of the Company’s restatement of prior period financial statements. The Company previously recognized losses associated with returned products after these products were processed through the returned goods department at its distribution center. As part of the restatement, the Company changed its methodology for accounting for returned products and has established valuation allowances for all products in its inventory. The Company applied these new inventory allowance methodologies to the fiscal 2004 quarterly periods as part of the restatement. The application of these new allowances and the volume of returned goods inventories and the resulting estimated realizability of the value of these returned goods negatively impacted fiscal 2005 first quarter results by $0.6 million (pretax), or $0.02 per diluted share, and positively impacted fiscal 2004 first quarter results by $0.9 million (pretax), or $0.02 per diluted share.
Net income comparisons for the first quarter also were impacted by the application of revised inventory cost capitalization methodologies adopted as part of the restatement. This added $0.4 million (pretax), or $0.01 per diluted share, to fiscal 2005 first quarter results, and added $0.8 million (pretax), or $0.02 per diluted share, to fiscal 2004 first quarter results.
Second Quarter Results
For the fiscal 2005 second quarter, net sales increased 7.3% to $198.1 million from net sales, as restated, of $184.7 million in the second quarter of fiscal 2004. Same store sales for the period increased 2.6% versus the same 13-week period last year, representing the Company’s 38th consecutive quarter of same store sales growth over comparable prior periods. Net income decreased to $6.1 million, or $0.27 per diluted share, for the fiscal 2005 second quarter, compared to restated net income of $7.7 million, or $0.34 per diluted share, in the same period last year. Net income for the fiscal 2004 second quarter includes a charge of $0.8 million (pretax), or $0.02 per diluted share, associated with the redemption of $15.0 million principal amount of the Company’s 10.875% senior notes.
Second quarter fiscal 2005 results included charges of $1.9 million (pretax), or $0.05 per diluted share, associated with legal and audit fees relating to the restatement and other matters, and an additional $0.7 million (pretax), or $0.02 per diluted share, relating to the recognition of rent and other costs associated with starting the transition of operations to the Company’s new distribution center. The Company had previously believed that it would not be required to recognize rent for the new distribution center until the third quarter of fiscal 2005. Second quarter net income also was reduced by accrual adjustments relating to workers’ compensation costs and employee bonuses, the effects of which were partially offset by the positive effects of the application of the revised inventory cost capitalization methodologies and a partial recovery of insurance proceeds relating to the fiscal 2005 first quarter flood loss.
For the twenty-six week period ended July 3, 2005, net sales increased 5.9% to $388.2 million from restated net sales of $366.6 million in the same period last year. Same store sales increased 2.2% versus the same twenty-six week period in fiscal 2004. Net income decreased to $12.6 million, or $0.55 per diluted share, for the first twenty-six weeks of fiscal 2005, compared to restated net income of $15.6 million, or $0.68 per diluted share, in the same period last year.
“We are very pleased to have now become current on our SEC filings,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “This has been a very long and challenging process for us and we look forward to returning our full attention to our business operations. Earnings results through the second quarter have been significantly impacted by unusual items, including the costs of the restatement and the transition to our new distribution center, as well as the revision and refinement of our accounting methodologies. However, our fundamental business remains strong. We have enjoyed solid and improving sales trends throughout the year and, with the completion of the third quarter, we will have achieved our 39th consecutive quarter of positive same store sales.”
Third Quarter Same Store Sales Guidance; Full-Year Earnings Guidance
The Company expects to realize same store sales growth in the low to mid-single digit range for the third quarter of fiscal 2005. The Company expects that changes in the application of accounting methodologies as part of the restatement, including those discussed above, may continue to have an impact on previously issued earnings guidance for the remainder of fiscal 2005. For that reason, previously issued full-year guidance should not be relied upon. The Company intends to provide revised full-year guidance after its accounting personnel, including its new Chief Financial Officer, have had sufficient opportunity to analyze the anticipated impact of these accounting changes on future earnings.
Store Openings
The Company opened one new store, which was a relocation, during the fiscal 2005 first quarter. The Company opened 3 new stores, one of which was a relocation, during the fiscal 2005 second quarter. During the third quarter to date, the Company has opened 4 new stores and closed one store, bringing its current total store count to 314. The Company expects to open a total of between 15 and 17 net new stores during fiscal 2005.
New Distribution Center
Construction has been substantially completed on the Company’s new distribution center located in Riverside, California, and the Company’s transition to this facility has been proceeding positively. The Company has been receiving product at its new distribution center for several weeks. Starting in the first week of October 2005, the Company will begin shipping product from the new distribution center, as well as begin moving product from its existing distribution center to its new facility. The Company expects to complete the transition to its new distribution center during the first quarter of fiscal 2006.
Conference Call Information
Big 5 will host a conference call and audio webcast on October 3, 2005 at 2:00 p.m. (Pacific) to discuss financial results for the first and second quarters of fiscal 2005. Callers in North America may participate by dialing 1-800-289-0572. International callers may participate by dialing 1-913-981-5543. Please call approximately ten minutes prior to the conference call time listed above. A replay of the conference call will be available beginning at 5:00 p.m. (Pacific) on October 3, 2005 through 9:00 p.m. (Pacific) on October 10, 2005, by dialing 1-888-203-1112 (North America) or 1-719-457-0820 (international) and entering PIN number 2744213. The webcast will be available at www.big5sportinggoods.com and archived for 30 days.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the United States, operating 314 stores in 10 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods, changes in interest rates and economic conditions in general. Those and other risks are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 2, 2005 filed on September 6, 2005 and its Quarterly Report on Form 10-Q for the quarter ended July 3, 2005. Big 5 disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.